                                                                      EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY


1.  NTC Technology Inc.

2.  NTC Management Inc.

3.  Emertech, Sarl.

4.  Novametrix International, Ltd.



                                      E-36